EXHIBIT 3.1

NATIONAL HEALTH REALTY, INC.

Corrected Articles of Amendment and Restatement

FIRST National Health Realty, Inc., a Maryland corporation (the "Corporation"), desires to amend and restate its Charter as currently in effect and as hereinafter amended.

SECOND The following provisions are all the provisions of the Charter currently in effect and as hereinafter amended:

ARTICLE I - INCORPORATOR

The undersigned, John J. Woloszyn, whose post office address is c/o McGuire, Woods, Battle & Boothe, L.L.P., The Blaustein Building, One North Charles Street, Baltimore, Maryland 21201-3793, being at least eighteen (18) years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II - NAME

The name of the corporation (the "Corporation") is:

National Health Realty, Inc.

ARTICLE III - PURPOSE

The purposes for which the Corporation is formed and the business or objects to be carried on and promoted by it, within the State of Maryland, or elsewhere, are as follows:

(a)

To engage in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute.

(b)

In general, to carry on any other lawful business whatsoever in connection with the foregoing or which is calculated, directly or indirectly, to promote the interests of the Corporation or which shall be conducive to or expedient for the protection or benefit of the Corporation.

The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance of and not in limitation of the powers conferred upon the Corporation by law, and it is not intended, by the mention of any particular purpose, object or business mentioned, to limit or restrict any other purpose, object or business, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall have, enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations.

*Underlined text represents language previously omitted.

ARTICLE IV - PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD, 11 E. Chase Street, Baltimore, Maryland 21202. The Resident Agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD, which is a Maryland corporation, the post address of which is 32 South Street, Baltimore, Maryland 21202. Said resident agent is a Maryland corporation.

ARTICLE V - PROVISIONS FOR DEFINING, LIMITING AND
REGULATING CERTAIN POWERS OF THE CORPORATION
AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1

Number of Directors.

(a)

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Corporation shall have a Board of Directors consisting of five (5) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation from time to time, but shall not be less than the number required by Section 2-402 of the Maryland General Corporation Law, as the same may be amended from time to time. The Directors shall be divided into three classes, with the number of Directors of each such class being as equal as practicable, with each Director to be nominated and elected as provided in the Bylaws for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such Director was elected; provided, however, that the initial Directors who shall serve, subject to the Bylaws and until their respective successors are duly elected and qualified, for a term expiring at the annual meeting in 1999 (together with Directors elected for terms expiring at the annual meeting in each third year thereafter, Class A Directors), 2000 (together with Directors elected for terms expiring at the annual meeting in each third year thereafter, Class B Directors) and 2001 (together with Directors elected for terms expiring at the annual meeting in each third year thereafter, Class C Directors) are respectively:

Class A Directors (term expires 1999): W. Andrew Adams Ernest G. Burgess, III Class B Directors (term expires 2000): Robert G. Adams Olin O. Williams Class C Director (term expires 2001): J. K. Twilla

(b)

In the event of any decrease in the authorized number of Directors, each Director then serving as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, retirement, resignation or removal.

*Underlined text represents language previously omitted.

(c)

A vacancy which results from the death, resignation or removal of a Director or as a result of an increase by the Board of Directors in the number of Directors may be filled by a vote of the entire Board of Directors, and a Director so elected to fill a vacancy shall serve until the next annual meeting of Stockholders and until his successor shall be duly elected and qualified. At the next annual meeting of Stockholders, the vacancy created by the death, resignation or removal of a Director shall be filled for the balance of such Directors original term, and the vacancy or vacancies created by an increase in the number of Directors shall be filled for the balance of the term of the Class of Directors increased as a result of the action of the Board of Directors in increasing the number of Directors.

(d)

Advance notice of nominations for the election of Directors, other than in the case of any such nomination by the Board of Directors or a duly authorized committee thereof, and information concerning such nominees, shall be given in the manner provided in the Bylaws.

Section 5.2

Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or authorized by the affirmative vote of the holders of a greater number of votes, any such action, including without limitation, any merger, consolidation, share exchange, transfer of assets, or dissolution of the Corporation, shall be effective and valid if such action has been approved advised or recommended by the Board of Directors and is taken or authorized by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3

Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4

Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4, or in any agreement providing for the holder of shares to have a right of first refusal upon the issuance of other shares by the Corporation, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

*Underlined text represents language previously omitted.

Section 5.5

Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or the Predecessor Corporation or (b) any individual who, while a director of the Corporation or the Predecessor Corporation and at the request of the Corporation or the Predecessor Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation or the Predecessor Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served any other predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or any other predecessor of the Corporation.

Section 5.6

Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; and any matters relating to the acquisition, holding and disposition of any assets by the Corporation.

Section 5.7

REIT Qualification. If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer required for REIT qualification.

*Underlined text represents language previously omitted.

Section 5.8

Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of directors. For the purpose of this paragraph, "cause" shall mean with respect to any particular director a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI - STOCK

Section 6.1

Authorized Shares. The Corporation has authority to issue 75,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), 5,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"), and 20,000,000 shares of Excess Stock, $.01 par value per share ("Excess Stock"). The authorized but unissued shares of the Common Stock and Preferred Stock of the Corporation will be available for issue from time to time without further action or authorization by the stockholders (except as required by law or by the rules of any stock exchange on which the Corporation's securities may be listed) for such corporate purposes as may be determined by the Board of Directors.

Section 6.2

Common Stock. Subject to the provisions of Article VII, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3

Preferred Stock and Excess Stock. The Board of Directors may classify any unissued shares of Preferred Stock or Excess Stock and reclassify any previously classified but unissued shares of Preferred Stock or Excess Stock of any series from time to time in one or more classes or series of stock.

Section 6.4

Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, dividend rights, limitations as to dividends or other distributions, qualifications, terms and conditions of redemption for each class or series, and similar matters; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

*Underlined text represents language previously omitted.

Section 6.5

Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE VII - RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1

Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charter. The term "Charter" shall mean the Charter of the Corporation, as that term is defined in the MGCL ss.1101(e) or any successor provision.

Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock Ownership Limit. The term "Common Stock Ownership Limit" shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

*Underlined text represents language previously omitted.

Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7, and subject to adjustment pursuant to Section 7.2.8, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Excess Shares. The term "Excess Shares" shall mean issued and outstanding shares of stock of the Corporation held in trust for the exclusive benefit of one or more Charitable Beneficiaries by a Trustee to be appointed by the Board of Directors of the Corporation.

Initial Date. The term "Initial Date" shall mean the date upon which the Articles of Amendment containing this Article VII are filed with the SDAT.

Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

MGCL. The term "MGCL" shall mean the Maryland General Corporation Law, as amended from time to time.

NYSE. The term "NYSE" shall mean the New York Stock Exchange.

Ownership Limit. The term "Ownership Limit" shall mean not more than 9.8% in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

*Underlined text represents language previously omitted.

Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit or Common Stock Ownership Limit, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

Restriction Termination Date. The term "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Section 5.7 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise, bequest or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

Trust. The term "Trust" shall mean any trust provided for in Section 7.3.1.

Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Board of Directors of the Corporation to serve as trustee of the Trust.

Section 7.2

Capital Stock.

*Underlined text represents language previously omitted.

Section 7.2.1

Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(a)

Basic Restrictions.

(i)

(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially or Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii) Notwithstanding any other provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated interdealer quotation system) that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)

Transfer in Trust. If any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated interdealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i)

then that number of shares of the Capital Stock the Beneficial or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded to the nearest whole share) will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to a Trustee to be appointed by the Board of Directors of the Corporation for the exclusive benefit (except to the extent described below) of one or more Charitable Beneficiaries designated from time to time by the Corporation, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

*Underlined text represents language previously omitted.

(ii)

if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

Section 7.2.2

Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the exchange of the Capital Stock subject to the Transfer for shares of Excess Stock that will be transferred, by operation of law, to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or nonaction) by the Board of Directors or a committee thereof.

Section 7.2.3

Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such transfer on the Corporation's status as a REIT.

Section 7.2.4

Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)

every owner of more than five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

*Underlined text represents language previously omitted.

(b)

each Person who is a Beneficial or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.2.5

Remedies Not Limited. Subject to Section 5.7 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

Section 7.2.6

Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it, and the proper interpretation of any definition of this Section 7.1. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7

Exceptions.

(a)

Subject to Section 7.2.1(a)(ii), the Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Ownership Limit and the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)

the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii)

such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, a 10% or greater interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation);

*Underlined text represents language previously omitted.

(iii)

the Board of Directors is satisfied that such exemption from the Ownership Limit or establishment of an Excepted Holder Limit will not jeopardize the Corporation's status as a REIT in any other manner; and

(iv)

such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)

Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)

Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)

The foregoing provisions relating to Excess Shares or the Ownership Limit shall not apply to shares of Capital Stock acquired pursuant to an all cash tender offer for all outstanding shares of Capital Stock in conformity with applicable laws where not less than two-thirds of the outstanding shares of Capital Stock (not including securities held by the tender offeror and/or its affiliates and associates) are tendered and accepted pursuant to such tender offer and where the tender offeror commits in such tender offer, if the offer is accepted by the holders of two-thirds of the outstanding stock, promptly after the tender offeror's purchase of the tendered stock to give any nontendering stockholders a reasonable opportunity to "put" their shares of stock to the tender offeror at a price not less than that paid pursuant to the tender offer.

Section 7.2.8

Increase in Aggregate Stock Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Ownership Limit and the Common Stock Ownership Limit.

*Underlined text represents language previously omitted.

Section 7.2.9

Legend. Each certificate for shares of Capital Stock shall bear substantially the following legend:

"The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to certain further restrictions and except as expressly provided in the Corporation's Charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation's Common Stock in excess of 9.8% (in value or number of shares) of the outstanding shares of Common Stock of the Corporation unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (ii) no Person may Beneficially or Constructively Own shares of Capital Stock of the Corporation in excess of 9.8% of the value of the total outstanding shares of Capital Stock of the Corporation, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable); (iii) no Person may Beneficially or Constructively Own Capital Stock that would result in the Corporation being "closely held" under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT, and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Capital Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership are violated, the shares of Capital Stock will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to a Trustee to be named by the Board of Directors of the Corporation for the exclusive benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge."

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability contained in this Article VII to a stockholder on request and without charge.

Section 7.3

Transfer of Capital Stock in Trust.

*Underlined text represents language previously omitted.

Section 7.3.1

Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in the exchange of Capital Stock for Excess Shares that will be transferred to a Trust, such Excess Shares shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

Section 7.3.2

Status of Shares Held by the Trustee. Excess Shares held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3

Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Excess Shares held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be repaid by the recipient of such dividend or distribution to the Corporation upon demand and thereupon paid over by the Corporation to the Trustee. Any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust. Subject to Maryland law, any votes of holders of shares of Capital Stock purported to have been cast by the Prohibited Owner prior to such discovery of a prohibited transfer will be retroactively deemed not to have been cast, and, effective as of the date that the Excess Shares have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that any said retroactive nullification or recast of the vote of the relevant shares of Capital Stock shall (i) not adversely affect the rights of any person (other than the purported transferee) who has relied in good faith upon the effectiveness of the matter that was the subject of the stockholder action as to which such votes were originally cast and (ii) not be effective if the Corporation has already taken irreversible corporate action. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

*Underlined text represents language previously omitted.

Section 7.3.4

Sale of Shares by Trustee. Subject to the Corporation's purchase rights as described in Section 7.3.5, the Trustee of the Trust may sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the Excess Shares representing the sold interest shall be automatically exchanged for shares of Capital Stock of the class that was originally exchanged into such Excess Shares, the interest of the Charitable Beneficiary in the shares sold shall terminate, and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that Excess Shares have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

Section 7.3.5

Purchase Right in Stock Transferred to the Trustee. The Corporation, or its designee, shall have the right, for a period of 90 days during the time any Excess Shares are held by the Trustee and beginning on the date on which the Corporation receives written notice of the prohibited transfer or other event resulting in the exchange of capital for Excess Shares, to purchase all or any portion of the Excess Shares from the Trustee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, exercises its right to purchase. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares hold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6

Designation of Charitable Beneficiaries.  By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

*Underlined text represents language previously omitted.

Section 7.4

NYSE Transactions.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction and the shares so transferred shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5

Enforcement.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6

Non-Waiver.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII - AMENDMENTS

Section 8.1

Charter.  The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  An amendment to the Charter must be approved by the board of directors and the affirmative vote of a majority of all the votes entitled to be cast on the matter.

Section 8.2

Bylaws.  The Board of Directors shall have the power to adopt, amend or repeal the Bylaws, provided that any such action may only be taken by the affirmative vote of no less than two-thirds of all directors at the time.  Alternatively, the Bylaws may be adopted, amended or repealed by the affirmative vote of a majority of the Board of Directors and a majority of all the votes cast by holders of shares of stock entitled to vote generally in the election of directors.

ARTICLE IX - LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the Charter as hereinabove set forth has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

*Underlined text represents language previously omitted.

FOURTH. The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

FIFTH. The name and address of the Corporation's current resident agent is as set forth in Article IV of the foregoing amendment and restatement of the Charter.

SIXTH. The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Charter.

SEVENTH. These Articles of Amendment and Restatement increase the authorized stock of the Corporation, as follows:

(a)

Immediately before these Articles, the total number of shares of stock which the Corporation had authority to issue was ten million (10,000,000) shares of common stock, each having a par value of one cent ($.01) per share, for an aggregate par value of one hundred thousand dollars ($100,000), all of one class.

(b)

As amended by these Articles of Amendment and Restatement, the total number of shares of stock of all classes which the Corporation has authority to issue is one hundred million (100,000,000) shares, each having a par value of one cent ($.01) per share, for an aggregate par value of one million dollars ($1,000,000). The one hundred million shares of authorized stock of the Corporation are divided into three classes, which include Common Stock, Preferred Stock, and Excess Stock.

(i)

Common Stock. The number of shares of Common Stock which the Corporation has authority to issue is seventy five million shares (75,000,000).

(ii)

Preferred Stock. The number of shares of Preferred Stock which the Corporation has authority to issue is five million shares (5,000,000).

(iii)

Excess Stock. The number of shares of Excess Stock which the Corporation has authority to issue is twenty million shares (20,000,000).

(c)

A description, as amended, of each class, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions or redemption, if any, is set forth above as Article VI and Article VII of the Charter of the Corporation, as amended hereby.

EIGHTH. The undersigned President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

*Underlined text represents language previously omitted.